EXHIBIT 99.1

LINCOLN GOLD CORP.

325 Tahoe Drive	TEL: 604-688-7377
Carson City, NV	www.lincolngold.com
89703

September 14, 2007	OTCBB:LGCP

FOR IMMEDIATE DISSEMINATION

Lincoln Acquires Gold Property in Nevada

LINCOLN GOLD CORP. (OTCBB:LGCP) is pleased to announce that it has acquired 100% interest in two sets of patented lode mining claims and one set of unpatented lode mining claims near Yerington, Nevada. In addition the Company has staked 90 claims that surround and encompass these claims. The total claim block is being called the Pine Grove and is located approximately 20 miles south of Yerington and is accessed by excellent roads in the foothills of the Basin and Range physiographic province. The Company’s interests in both the patented and unpatented lode mining claims are subject to net smelter royalty interests and, in the case of the patented lode mining claims, the obligation to make lease payments to the owners.

The patented claims, named the Wheeler and the Wilson, have had mining activity in the past. Gold was discovered in 1866 and the area was mined extensively until 1872 with intermittent production until 1915. The Wilson and Wheeler mines produced approximately 240,000 ounces from quartz veins in the sheared and altered granitic rocks to depths of 140 feet. Mining in the past was carried out by underground mining techniques. The average grade of the ore was 1.36 ounces per ton and a cutoff of 0.5 opt was used. Gold mineralization has been identified over a 600 foot wide shear zone that strikes northwest and extends over one mile in length.

In 1990 and 1991 Teck Resources Inc. drilled both properties by reverse circulation methods. The tightest drilling is on 100 foot centers and ranges up to 200 feet. Significant gold mineralization occurs in multiple, stacked, east dipping, irregular shaped pods that range in thickness from 10 feet to over 50 feet and extend to over 300 feet in depth.

The Company is planning a drill program to test three target areas that surround and are adjacent to the Wilson and Wheeler patented claim blocks. The drill program is planned to start later this year. In addition the Company will drill four large sized holes to obtain material for metallurgical test work.

The Company has contracted with MineFill Services Inc. of Vancouver and Seattle to prepare a new geology report to meet Canadian NI 43-101 standards which will include a resource estimate using the drilling that was carried out by Teck Resources. This report is expected to be released shortly.

Lincoln Gold Corp. is a US-based gold exploration company located in Nevada with several projects in various stages of exploration which includes three properties in Nevada and one property in Mexico.

LINCOLN GOLD CORP.

“Jeffrey Wilson”

Vice President and COO

For more information contact:
Investor Relations: 604-688-7377
www.lincolngold.com

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the results of the NI 43-101 report on the Pine Gove properties may be different than anticipated;
(ii)	the inability of the Company to achieve the financing required to pursue the exploration of the Pine Grove properties;
(iii)	the result of further exploration of the Pine Grove properties
(iv)	the lack of commercial mineralization on the Lincoln Gold properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.